                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


     The following table sets forth the direct and indirect subsidiaries of Capital Bancorp, Inc. at December 31, 2001. Such subsidiaries are wholly owned by the Company or the Bank, as applicable, and they are included in the Company's consolidated financial statements:

                                                    JURISDICTION          PERCENTAGE OF VOTING
              SUBSIDIARY                            INCORPORATION           SECURITIES OWNED
Capital Bank & Trust Company                          Tennessee                  100%

Capital Housing Improvement Projects, Inc.(1)         Tennessee                  100%

CBTC Corp.(1)(2)                                      Tennessee                  100%

(1) Subsidiary of Capital Bank & Trust Company.
(2) Inactive.